                                                                    Exhibit 11.1

                       IFX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings Per Common Share
        as Restated for the One-for-Five Reverse Split of Common Stock

                                   Three Months Ended            Three Months Ended
                                        March 31,                     March 31,
                                -------------------------     -------------------------
                                  1998           1997            1998           1997
                                ----------     ----------     ----------     ----------
Earnings:

Net income                      $  764,700     $1,009,200     $2,425,800     $1,621,800

Deduct assumed dividends
on Class A preferred stock            -            (3,300)           -          (23,300)
                                ----------     ----------     ----------     ----------

Net income applicable
to common stock                 $  764,700     $1,005,900     $2,425,800     $1,598,500
                                ==========     ==========     ==========     ==========

Shares:

Weighted average number
of common shares outstanding     6,278,584      6,696,251      6,277,627      6,715,494
                                ==========     ==========     ==========     ==========
Primary earnings
per common share:

Net income                      $      .12     $      .15     $      .39     $      .24
                                ==========     ==========     ==========     ==========

Note: Fully diluted earnings per share have not been presented because the effects are not material.